Exhibit 10.1

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of February 27, 2019 (this “Agreement”), is by and among Computer Programs and Systems, Inc., a Delaware corporation (the “Company”), the entities and natural persons listed on Schedule A hereto (collectively, the “Gilead Group”) and their Affiliates (as defined below).

WHEREAS, prior to the execution of this Agreement, the Company’s Board of Directors (the “Board”) has determined to appoint Jeffrey A. Strong (the “Nominee”) to fill the vacancy in Class I of the Board resulting from John C. Johnson’s resignation from the Board on November 15, 2018; and

WHEREAS, on the date hereof, the Gilead Group Economically Owns (as defined below) the shares, each with a $0.001 par value, of the Company’s common stock (the “Common Stock”) specified on Schedule A of this Agreement; and

WHEREAS, the Company has determined that it is in the best interest of the Company and its stockholders, and the Company and the Gilead Group have agreed that it is in their mutual interest, to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

BOARD MATTERS

SECTION 1.1 Directors.

(a)    Simultaneously with the execution of this Agreement, the Company shall appoint the Nominee as a Class I director of the Company to serve on the Board with a term expiring at the Company’s 2021 Annual Meeting of Stockholders (the “2021 Annual Meeting”). The members of the Gilead Group agree that the Company’s and the Board’s obligations in this Section 1.1(a) shall terminate, and the Nominee shall resign as a member of the Board (and all committees thereof), at such time (the “Trigger Event Resignation Date”) as a court of competent jurisdiction concludes that the Gilead Group has violated any provision of this Agreement or the Confidentiality Agreement (as defined below). By entering into this Agreement, the Nominee hereby irrevocably agrees to offer to the Board in writing his resignation as a member of the Board (and all committees thereof) upon the Trigger Event Resignation Date. The parties acknowledge that the Nominee, upon appointment or election to the Board, will be subject to the same protections and obligations as all other members of the Board regarding confidentiality, conflicts of interest, fiduciary duties, trading, disclosure and other governance guidelines and policies (collectively, “Company Policies”), including the obligation to submit an irrevocable contingent resignation to the Board prior to the expiration of the Nominee’s term at the 2021 Annual Meeting in accordance with Company Policies, and shall be required to preserve the confidentiality of the Company’s business and information, including discussions or matters considered in or for meetings of the Board or related thereto, and shall have the same rights and benefits, including with respect to insurance, indemnification, exculpation, compensation and fees, as are applicable to the independent directors of the Company. In furtherance of the foregoing, the Nominee shall not share any reports, meeting materials, notices, draft minutes or other materials or information received by him in his capacity as a member of the Board with any of his Affiliates unless such Affiliates enter into a confidentiality agreement with the Company in substantially the same form as the confidentiality agreement (the “Confidentiality Agreement”) executed by the Gilead Group and the Company on the date hereof.

(b)    Notwithstanding anything set forth herein, in the Confidentiality Agreement or in the Company Policies, upon termination of the Standstill Period, nothing in the Company Policies or the Confidentiality Agreement shall restrict the Gilead Group from taking any action in their capacities as stockholders of the Company, including without limitation, speaking freely with other stockholders of the Company, provided such actions and discussions are based on publicly available information and do not involve the use of any Confidential Information (as defined in the Confidentiality Agreement) in violation of applicable law or the sharing of any Confidential Information.

(c)    The Nominee shall provide any and all information required to be disclosed in a proxy statement or other filing under applicable law or that is otherwise consistent with the information that is required to be disclosed by all other directors of the Board, SEC rules or stock exchange rules or listing standards, along with any additional information reasonably requested by the Company (acting in good faith and requested of all directors) in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations; it being understood that the Company has received all requisite information from the Nominee as of the date hereof in order to include the Nominee in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders (the “2019 Annual Meeting”). The Nominee represents and warrants to the Company that all such written information that he has heretofore provided or will provide to the Company in accordance with this Section 1.1(c) is, has been and will be accurate and complete in all material respects.

(d)    During the Standstill Period (as defined below), if the Nominee is unable to serve as a director of the Company due to death, incapacity, family emergency or other emergent circumstance the Gilead Group shall be entitled to recommend a substitute person to fill the resulting vacancy, provided that any such substitute person so recommended shall be reasonably acceptable to the Nominating and Corporate Governance Committee of the Board (the “N&CG Committee”) and the Board after exercising its fiduciary duties in good faith and shall qualify as “independent” pursuant to SEC (as defined below) rules and Nasdaq listing standards and have the relevant financial and business experience to fill the resulting vacancy. The N&CG Committee and the Board shall make their determinations regarding whether such person is acceptable and meets the foregoing criteria within ten (10) business days after representatives of the Board have conducted customary in-person interview(s) of such director candidate (such determination not to be unreasonably withheld), which interviews shall be conducted as promptly as practicable, but in any case, assuming reasonable availability of the proposed director candidate, within ten (10) business days after the Gilead Group’s submission of such director candidate’s credentials, including, but not limited to, a completed copy of the Company’s standard directors’ and officers’ questionnaire and any other information reasonably requested by the Board based on its customary due diligence process. The Board will take such actions as necessary to appoint such replacement nominee to the Board no later than five (5) business days after Board approval. If the Board does not elect such replacement director candidate to the Board pursuant to this Section 1.1(d), the Company and the Gilead Group shall continue to follow the procedures of this Section 1.1(d) until a replacement director candidate is elected to the Board. As a condition to his or her election pursuant to this Section 1.1(d), any substitute director that is an Affiliate or employee of any member of the Gilead Group shall sign a joinder to, or otherwise agree to be bound by, this Agreement and the Confidentiality Agreement.

(e)    No later than the 2019 Annual Meeting, the Board shall appoint Glenn P. Tobin as the independent Chairperson of the Board.

(f)    No later than thirty (30) days prior to the deadline for the submission of stockholder nominations for directors at the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), the Company shall select one (1) new independent director (the “New Director Nominee”) to be elected to the Board (as a Class III director), who shall (A) qualify as “independent” pursuant to SEC rules and Nasdaq listing standards, (B) satisfy the Board membership criteria set forth in the Charter of the N&CG Committee and (C) be subject to consent of the Gilead Group (such consent not to be unreasonably withheld or delayed). The search process for the New Director Nominee shall commence as soon as reasonably practicable following the date of this Agreement and shall be conducted by the N&CG Committee acting in good faith, which shall give due consideration to any candidate recommended by the Gilead Group whose candidacy is consistent with the criteria established by the N&CG Committee for the search, subject to a customary due diligence process, including review of a directors’ and officers’ questionnaire, background check and interview. After the N&CG Committee recommends the New Director Nominee to the Board, the Board shall vote to approve the election of such New Director Nominee as a Class III director to the Board (such approval not to be unreasonably withheld or delayed). Following such approval by the Board, the New Director Nominee shall be included on the Company’s slate of nominees for the election of Class III directors at the 2020 Annual Meeting, and the Board shall recommend and solicit proxies for the election of the New Director Nominee at the 2020 Annual Meeting in the same manner as for the other nominees nominated by the Board at the 2020 Annual Meeting. The Company further agrees to fix the size of the Board to nine (9) directors immediately following the 2020 Annual Meeting through the remainder of the Standstill Period. In the event that the New Director Nominee is not selected thirty (30) days prior to the deadline for the submission of stockholder nominations for directors at the 2020 Annual Meeting, then the Standstill Period shall immediately terminate.

(g)    The Company agrees that the Nominee shall be appointed to at least one of the Compensation Committee of the Board and the N&CG Committee (each, a “Standing Committee”), upon the recommendation of the N&CG Committee, such appointment to occur no later than the 2019 Annual Meeting. During the Standstill Period, if the Nominee continues to meet all applicable requirements for service on a Standing Committee, then he shall continue to serve on at least one such Standing Committee for the duration of his term on the Board.

(h)    If at any time after the date hereof, the Gilead Group, together with all Affiliates, ceases to collectively Economically Own one-third of the total number of shares of Common Stock that it owns on the date hereof (and which are set forth on Schedule A hereto), as adjusted equitably for any stock split, reverse stock split or like occurrence (the “Ownership Condition”), the Nominee irrevocably agrees to offer to the Board in writing his resignation as a member of the Board (and all committees thereof) and the Board (by majority vote of the Disinterested Directors (as defined herein)) shall have the option to accept such resignation in its sole discretion, and the Company and the Board shall have no further obligations under this Section 1.1. During the Standstill Period, the Gilead Group shall notify the Company within five (5) business days if it ceases to satisfy the Ownership Condition and promptly notify the Company in writing if the Economic Ownership of the Gilead Group and its Affiliates changes by 1% or more from the ownership positions previously reported to the Company in writing (it being understood that any filing with the SEC reporting such change shall suffice as such notice).

SECTION 1.2 Voting Provisions. During the Standstill Period, each member of the Gilead Group shall cause, and shall cause its respective Affiliates to cause, all shares of Common Stock or any rights, warrants, options or other securities convertible into or exchangeable for shares of Common Stock or any other securities of the Company for which they have the right to vote to be present for quorum purposes and to be voted at any meeting of stockholders or at any adjournments or postponements thereof, and to consent in connection with any action by consent in lieu of a meeting, (i) in favor of each director nominated and recommended by the Board for election at any such meeting, (ii) against any stockholder nominations for director that are not approved and recommended by the Board for election at any such meeting and against any proposals or resolutions to remove any member of the Board and (iii) in accordance with the recommendations by the Board on all other proposals of the Board set forth in the Company’s proxy statements; provided, however, that in the event that both Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”) recommend otherwise with respect to any proposal submitted by the Company or any of its stockholders (other than proposals relating to the election or removal of directors), each member of the Gilead Group will be permitted to vote in accordance with the ISS and Glass Lewis recommendations; provided, further, that each member of the Gilead Group shall be permitted, in its sole discretion, to vote in a manner consistent with the recommendation of ISS or Glass Lewis on any proposal of the Company in respect of any Extraordinary Matter (as defined below). During the Standstill Period, each member of the Gilead Group shall also cause, and shall cause its respective Affiliates to cause, all shares of Common Stock for which they have the right to vote to be present for quorum purposes and to be voted in accordance with this Section 1.2 at each of the Company’s Annual Meetings of the Stockholders, and any adjournments or postponements thereof. During the Standstill Period, not later than five (5) business days prior to each of the Company’s Annual Meetings of the Stockholders, each member of the Gilead Group shall vote in accordance with this Section 1.2 and shall not revoke or change any such vote.

SECTION 1.3 Actions by the Gilead Group. Each member of the Gilead Group agrees that, during the Standstill Period, it shall not, and shall cause its Affiliates and their respective principals, directors, general partners, managing members, managers, officers, employees, agents and representatives, and any successors or assigns thereof, not to, unless specifically requested or authorized in writing by a resolution of the Board, directly or indirectly (alone or in concert with anyone):

(a)    purchase or cause to be purchased or otherwise acquire, or offer to purchase or offer to cause to be purchased or offer to otherwise acquire, or agree to acquire Economic Ownership of any Common Stock (or rights or options to acquire Common Stock) that would, when taken together with shares of Common Stock Economically Owned by the Gilead Group as of the date hereof, result in the Gilead Group Economically Owning issued and outstanding shares of Common Stock in excess of ten percent (10.0%) of the outstanding Common Stock of the Company, on a fully diluted basis;

(b)    sell, or offer, seek or agree to sell, or buy, or offer, seek or agree to buy, directly or indirectly, through swap or hedging transactions or otherwise, voting rights decoupled from the underlying shares of Common Stock;

(c)    engage in any short sale or any purchase, sale or grant of any option, warrant, convertible security, stock appreciation right or other similar right (including any put or call option, “swap” or hedging transaction with respect to any security (other than a broad based market basket or index)) that includes, relates to or derives any significant part of its value from a decline in the market price of value of the securities of the Company or encourage, initiate or support any person or any entity in such activity;

(d)    form, join, or in any other way participate in, a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act (as defined below) with respect to the Common Stock, or deposit any shares of Common Stock in a voting trust or similar arrangement, or subject any shares of Common Stock to any voting agreement or pooling arrangement, or grant any proxy, designation or consent with respect to any shares of Common Stock (other than to a designated representative of the Company pursuant to a proxy or consent solicitation on behalf of the Board), other than solely with one (1) or more Affiliates (other than portfolio or operating companies) of the Gilead Group;

(e)    encourage or advise any person or assist any other person in so encouraging or advising any person with respect to the giving or withholding of any proxy, consent or other authority to vote shares of Common Stock or in conducting any type of referendum or the voting of shares of Common Stock (other than such encouragement or advice that is consistent with the Board’s recommendation in connection with such matter or as otherwise permitted pursuant to this Agreement);

(f)    solicit proxies, designations or written consents of stockholders, or conduct any binding or nonbinding referendum with respect to Common Stock, or make or in any way participate in any “solicitation” of any “proxy” within the meaning of Rule 14a-1 promulgated by the SEC under the Exchange Act (but without regard to the exclusion set forth in Rule 14a-1(l)(2)(iv) from the definition of “solicitation”) to vote any shares of Common Stock with respect to any matter, or become a “participant” in any contested solicitation for the election of directors with respect to the Company (as such terms are defined or used in the Exchange Act and the rules promulgated thereunder), other than solicitations or acting as a “participant” in support of the recommendations of the Board;

(g)    (i) seek to call, request the call of, or call a special meeting of the stockholders of the Company, or make or seek to make a stockholder proposal (whether pursuant to Rule 14a-8 under the Exchange Act or otherwise) at any meeting of the stockholders of the Company or in connection with any action by consent in lieu of a meeting, (ii) make a request for a list of the Company’s stockholders or its stock ledger or other books and records of the Company under any statutory or regulatory provisions providing for stockholder access to materials, books and records of the Company; provided, however, for clarity, that the Nominee shall not in any way be limited in requesting (in accordance with the Board’s established procedures for requesting information from the Company’s management) any such materials consistent with his fiduciary duties in his capacity as a director of the Company, (iii) seek election to the Board or seek to place a representative on the Board or nominate or recommend the nomination of any candidate to the Board (other than, in the case of the Nominee, privately in his capacity as a director, or as expressly set forth in Section 1.1 and Section 1.2), (iv) seek the removal of any director from the Board or (v) otherwise acting alone or in concert with others, seek to advise, control or influence the management, governance, business, affairs or policies of the Company;

(h)    propose, offer, encourage, publicly advocate for or participate in (i) any effort to acquire the Company or any of its subsidiaries or any material assets or operations of the Company or any of its subsidiaries, (ii) any effort to engage in any transaction with respect to an Extraordinary Matter (as defined below) or in any other transaction or enter into any agreement that would result in Economic Ownership by any person or entity (whether or not a member of the Gilead Group) or group (as defined in Section 13(d)(3) of the Exchange Act) of outstanding shares of Common Stock at any time or outstanding voting power of the Company at any time (excluding securities as contemplated by clause (a) hereof), (iii) any tender offer, exchange offer, merger, acquisition, share exchange or other business combination or “change in control” (as such term is used in Item 6 of Schedule 14A under the Exchange Act) transaction involving the Company or any of its subsidiaries or (iv) any recapitalization, stock repurchase, restructuring, liquidation, disposition, dissolution or other extraordinary transaction involving the Company, any of its subsidiaries or any material portion of their businesses;

(i)    publicly disclose, or cause or facilitate the public disclosure (including, without limitation, the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) of, any intent, purpose, plan or proposal to obtain any waiver, consent under, or amendment of, any of the provisions of Sections 1.1, 1.2, 1.3 or 1.4, or otherwise (i) publicly seek in any manner to obtain any waiver, consent under, or amendment of, any provision of this Agreement or (ii) bring any action or otherwise act to contest the validity or enforceability of Sections 1.1, 1.2, 1.3 or 1.4 or publicly seek a release from the restrictions or obligations contained in Sections 1.1, 1.2, 1.3 or 1.4;

(j)    institute, solicit, assist or join any litigation, arbitration or other proceeding against or involving the Company or any of its direct or indirect subsidiaries or any of their respective current or former directors or officers (including derivative actions) in order to effect, cause or take any of the actions expressly prohibited by this Section 1.3; provided, however, that for the avoidance of doubt the foregoing shall not prevent any Gilead Group member from (i) bringing litigation to enforce the provisions of this

Agreement, (ii) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against the Gilead Group with respect to this Agreement or (iii) responding to or complying with a validly issued legal process that neither the Gilead Group nor any of their Affiliates initiated, encouraged, aided or abetted;

(k)    (i) take any action in support of or make any public proposal, or private proposal that would reasonably be expected to require the Company to make a public statement, with respect to or (ii) in a manner adverse to the Company, make any public statement or otherwise seek to encourage or advise or assist any person in so encouraging or advising with respect to: (A) any change in the identity, number or term of directors serving on the Board or the filling of any vacancies on the Board, (B) any change in the capitalization or dividend policy of the Company, (C) any other change in the Company’s management, governance, corporate structure, affairs or policies, (D) any Extraordinary Matter, (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (F) causing a class of equity securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(l)    make any public statements (i) in opposition to any decision made by or action of the Board or the Company or (ii) regarding the Nominee’s service on the Board; or

(m)    enter into any discussions, negotiations, agreements or understandings with any person or entity (other than the persons or entities set forth on Schedule A) with respect to the foregoing, or advise, assist, encourage, support or seek to persuade others to take any action with respect to any of the foregoing, or act in concert with others or as part of a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any of the foregoing.

Notwithstanding anything herein to the contrary, nothing in this Section 1.3 or elsewhere in this Agreement shall be deemed to in any way restrict or limit: (i) the Nominee, in his capacity as a member of the Board, from (A) privately expressing or advocating for his views to the Company, the Board, officers of the Company, other directors, representatives and advisors of the Company or at Board meetings, (B) voting in his capacity as a director, which vote if required to be disclosed publicly under applicable law or regulation shall not constitute a violation of this Section 1.3 or (C) taking any action in his capacity as a director of the Company required by his fiduciary duties to the Company; (ii) the Gilead Group or its Affiliates from selling or tendering any shares of Common Stock, including in response to a Company or third-party tender offer or exchange offer, subject to Section 2.2; (iii) the Nominee or the Gilead Group from communicating, on a confidential basis, with attorneys, accountants or financial advisors (excluding any advisor who the Gilead Group knows has taken or is expected by the Gilead Group to take, any action that if taken by the Gilead Group would violate Section 1.3), or as otherwise required by law; (iv) the Gilead Group from voting its shares of Common Stock in accordance with Section 1.2; (v) the Gilead Group from communicating privately with their investors or bona fide, potential investors in a manner that (W) is consistent with ordinary course communications with their investors or potential investors, (X) is not intended to result in public dissemination, (Y) does not otherwise violate any applicable laws and (Z) is limited to publicly-available information; (vi) the Gilead Group from communicating privately with stockholders of the Company and others in a manner that (I) does not otherwise violate any provision of this Agreement (including, for the avoidance of doubt, this Section 1.3, Section 1.4(b) or Section 1.4(c)), (II) does not otherwise violate any applicable laws, (III) is limited to publicly-available information, (IV) is consistent with the Company’s practices and policies regarding stockholder communications and (V) is not initiated by any member of the Gilead Group; provided that the Gilead Group will inform the Company’s Chief Executive Officer of material disclosures, if any, concerning the Company made by the Gilead Group or the stockholder as part of such discussions; or (vii) the Gilead Group from taking any action necessary to comply with any law, rule or regulation or any action required by any governmental or regulatory authority or stock exchange that has, or may have, jurisdiction over the Gilead Group or any of their respective Affiliates.

SECTION 1.4 Additional Representations and Agreements by the Parties.

(a)    The Gilead Group acknowledges and agrees that the Company will file a current report on Form 8-K that describes this Agreement. The Company acknowledges and agrees that the Gilead Group will file an amendment to its Schedule 13D reporting the entry into this Agreement. The relevant disclosure in such filings shall be consistent with the press release described in Section 1.5 and the other terms of this Agreement, and shall each be in form and substance reasonably acceptable to the Company and the Gilead Group.

(b)    During the Standstill Period, the Gilead Group shall not, and the Gilead Group shall cause its respective Affiliates and their respective principals, directors, general partners, members, managers, officers and employees not to, make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing or any other manner that would reasonably be expected to result in such statement becoming public, or to any stockholder or analyst, any statement or announcement that disparages (whether or not false), the Company; its past or present partners, officers, directors or employees; or the Company’s businesses, operations, strategic plans or strategic direction. During the Standstill Period, neither the Company, its Affiliates nor any of their respective officers, directors or employees shall make, or cause to be made, by press release or similar public statement, including to the press or media or in an SEC filing or any other manner that would reasonably be expected to result in such statement becoming public, or to any stockholder or analyst, any statement or announcement that disparages (whether or not false), any member of the Gilead Group, its Affiliates or any of their respective officers, directors, members or employees. The foregoing shall not apply to compelled testimony, either by legal process, subpoena or otherwise, or if the comments or statements of the type covered by this Section 1.4(b) are required to be made by law or regulation by either party.

(c)    During the Standstill Period, the Gilead Group hereby agrees that the Gilead Group and its Affiliates shall not, and shall cause their respective principals, directors, general partners, managing members, managers, officers and employees not to, make any request of any director of the Company to engage in, or consider engaging in, conduct that is inconsistent with this Agreement or the Company Policies.

SECTION 1.5 Publicity. Promptly after the execution of this Agreement, the Company will issue a mutually agreeable press release substantially in the form attached hereto as Schedule B.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.1 Authority; Binding Agreement. (a) The Company hereby represents that this Agreement and the performance by the Company of its obligations hereunder (i) has been duly authorized, executed and delivered by the Company, and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (ii) does not require the approval of the stockholders of the Company and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter of the Company or the By-laws of the Company, or any stock exchange rule or regulation, or any provision of any indenture, agreement or other instrument to which the Company or any of its properties or assets is or are bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such indenture, agreement or other instrument.

(b)    Each member of the Gilead Group represents and warrants that this Agreement and the performance by such member of the Gilead Group of its obligations hereunder (i) has been duly authorized, executed and delivered by the Gilead Group and such member, and is a valid and binding obligation of such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (ii) does not require approval by any owners or holders of any equity interest in any member of the Gilead Group (except as has already been obtained) and (iii) does not and will not violate any law, any order of any court or other agency of government, the charter or other organizational documents of any member of the Gilead Group, as amended, or any provision of any agreement or other instrument to which any member of the Gilead Group or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such agreement or other instrument, or result in the creation or imposition of, or give rise to, any lien, charge, restriction, claim, encumbrance or adverse penalty of any nature whatsoever pursuant to any such agreement or instrument.

SECTION 2.2 Interests in Common Stock. The members of the Gilead Group hereby represent and warrant to the Company that, as of the date hereof, they and their Affiliates are, collectively, the Economic Owners of such number of shares of Common Stock as is accurately and completely set forth (including, without limitation, as to the form of ownership) on Schedule A hereto, and, except as set forth on Schedule A hereto, none of the members of the Gilead Group or any of their Affiliates Economically Own any other securities of the Company or is party to any swap or hedging transactions or other derivative agreements of any nature with respect to any shares of Common Stock. During the Standstill Period (as defined below) and for so long as the Nominee serves on the Board, the Gilead Group shall promptly (and in any event within three (3) business days) notify the Company in writing upon the Gilead Group, together with its Affiliates, purchasing, selling or disposing of any shares of Common Stock; provided that the filing of any Form 3 or 4 under Section 16 of the Exchange Act shall constitute effective notice to the Company as to any purchases or sales of shares of Common Stock by the Gilead Group.

SECTION 2.3    Defined Terms. For purposes of this Agreement,

(a)    The term “Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, (x) the Gilead Group, on the one hand, and the Company, on the other hand, shall not be deemed to be Affiliates of each other and (y) the Gilead Group’s Affiliates shall not be deemed to include investors in any member of the Gilead Group if such investor has no actual control over the management or policies of the Gilead Group or any such member.

(b)    The terms “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act. The terms “Economic Owner,” “Economically Own” and “Economic Ownership” shall have the same meanings as “Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” except that a person will also be deemed to “Economically Own,” to be the “Economic Owner” and to have “Economic Ownership” of (i) all shares of Common Stock which such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional, and (ii) all shares of Common Stock in which such person has any economic interest, including, without limitation, pursuant to a cash settled call option or other derivative security, contract or instrument in any way related to the price of shares of Common Stock.

(c)    “Disinterested Directors” means the members of the Board who are not associates or Affiliates of the Gilead Group and who have not been nominated to serve on the Board by the Gilead Group, any Affiliate of the Gilead Group or any persons with whom any such person has formed a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

(d)    “Extraordinary Matter” means (i) any merger, consolidation, share exchange, recapitalization or other business combination, in each case as a result of which the holders of the Common Stock of the Company immediately prior to the consummation of such transaction would cease to own at least a majority of the outstanding shares of common stock of the resulting company (or, if such resulting company is a subsidiary, then the ultimate parent company) or (ii) any sale of all or substantially all of the assets of the Company, in each case referred to in (i) or (ii) that is subject to approval by the stockholders of the Company, in each case outside the ordinary course of business and involving the Company. For the avoidance of doubt, “Extraordinary Matter” does not include a proxy contest or consent solicitation with respect to the election of directors.

(e)    The “Standstill Period” means, subject to Section 1.1(f), the period from the date of this Agreement through the date that is thirty (30) days prior to the deadline for the submission of stockholder nominations for directors at the 2021 Annual Meeting as set forth in the Company’s Amended and Restated Bylaws (as amended, the “Bylaws”).

ARTICLE III

OTHER PROVISIONS

SECTION 3.1 Specific Performance; Remedies.

(a)    Each party hereto hereby acknowledges and agrees, on behalf of itself and its Affiliates, that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(b)    Each party hereto agrees, on behalf of itself and its Affiliates, that any actions, suits or proceedings arising out of or relating to this Agreement or the transactions contemplated hereby will be brought solely and exclusively in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York (and the parties agree not to commence any action, suit or proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 3.3 will be effective service of process for any such action, suit or proceeding brought against any party in any such court. Each party, on behalf of itself and its Affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in any state or federal court in the State of Delaware, or, if such courts do not accept jurisdiction then any state or federal court in the State of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an improper or inconvenient forum.

SECTION 3.2 Entire Agreement. This Agreement (together with the Confidentiality Agreement entered into by and between the Company and the Gilead Group on the date hereof) contains the entire understanding of the parties with respect to the subject matter hereof (notwithstanding any other agreements, promises, representations, warranties, covenants or other undertakings, whether written or oral) and may be amended only by an agreement in writing executed by the parties hereto. No rights under this Agreement shall be deemed waived absent a written waiver by the party granting the waiver.

SECTION 3.3 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by facsimile, when such facsimile is transmitted to the facsimile number set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this subsection:

if to the Company:

Computer Programs and Systems, Inc.

6600 Wall Street

Mobile, Alabama 36695

Attention: Chief Executive Officer

with a copy to (which shall not constitute notice):

Maynard, Cooper & Gale, P.C.

1901 Sixth Avenue North, Suite 2400

Birmingham, Alabama 35203

Facsimile No: (205) 254-1999

Email Address: tgregg@maynardcooper.com

Attention: Timothy W. Gregg

if to the Gilead Group:

Gilead Capital LP

157 Columbus Avenue

Suite 403

New York, New York 10023

Email Address: kanchana@gileadcapital.com

Attention: Chief Legal Officer

with a copy to (which shall not constitute notice):

Olshan Frome Wolosky LLP

1325 Avenue of the Americas

New York, New York 10019

Facsimile: (212) 451-2222

Email Address: mraab@olshanlaw.com

Attention: Mitchell Raab

SECTION 3.4 Governing Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof.

SECTION 3.5 Further Assurances. Each party agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and to obtain such consents, as may be reasonably required or requested by the other parties in order to effectuate fully the purposes, terms and conditions of this Agreement.

SECTION 3.6 Third-Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. The rights and obligations under this Agreement may not be transferred without the consent of the other parties and any transfer in violation of this sentence shall be null and void.

SECTION 3.7 Fees and Expenses. Neither the Company, on the one hand, nor the Gilead Group, on the other hand, will be responsible for any costs, fees or other expenses of the other in connection with this Agreement or any event leading thereto.

SECTION 3.8 Counterparts; Miscellaneous. This Agreement may be executed and delivered (including by facsimile transmission or .pdf format) in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The headings used herein are for convenience only, and the parties agree that such headings are not to be construed to be part of this Agreement or to be used in determining the meaning or interpretation of this Agreement. Unless the context otherwise requires, whenever used in this Agreement the singular shall include the plural, the plural shall include the singular, and the masculine gender shall include the neuter or feminine gender and vice versa. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. If any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect so long as the remaining provisions do not fundamentally alter the relations among the parties.

SECTION 3.9 Interpretation. Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of such counsel. Each party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the parties shall be deemed the work product of all of the parties and may not be construed against any party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted or prepared it is of no application and is hereby expressly waived by each of the parties hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

COMPANY:

COMPUTER PROGRAMS AND SYSTEMS, INC.

By:	/s/ J. Boyd Douglas, Jr.
Name:	J. Boyd Douglas, Jr.
Title:	President and Chief Executive Officer

GILEAD GROUP:

GILEAD CAPITAL MASTER FUND LTD.

By:	/s/ Jeffrey A. Strong
Name:	Jeffrey A. Strong
Title:	Sole Director

GILEAD CAPITAL LP

By:	Gilead Capital GP LLC, as Managing Member

By:	/s/ Jeffrey A. Strong
Name:	Jeffrey A. Strong
Title:	Managing Member

GILEAD CAPITAL GP LLC

By:	/s/ Jeffrey A. Strong
Name:	Jeffrey A. Strong
Title:	Managing Member

JEFFREY A. STRONG

/s/ Jeffrey A. Strong
Jeffrey A. Strong

Schedule A

As of February 27, 2019, the Gilead Group Economically Owns, in the aggregate, 1,070,570 shares of Common Stock. The persons and entities that own such shares and the number of shares that they Economically Own are set forth below.

Person or Entity	Shares of Common Stock Economically Owned
Gilead Capital Master Fund Ltd. (“Master Fund”)	76,173
Gilead Capital LP	1,070,570, consisting of 994,397 shares Beneficially Owned by separately managed accounts and 76,173 shares Beneficially Owned by Master Fund, by virtue of Gilead Capital LP acting as investment manager to such separately managed accounts and Master Fund.
Gilead Capital GP LLC	1,070,570, consisting of 994,397 shares Beneficially Owned by separately managed accounts and 76,173 shares Beneficially Owned by Master Fund, by virtue of Gilead Capital GP LLC acting as general partner to Gilead Capital LP.
Jeffrey A. Strong	1,070,570, consisting of 994,397 shares beneficially owned by separately managed accounts and 76,173 shares beneficially owned by Master Fund, by virtue of Mr. Strong acting as sole director of Master Fund and the managing member of Gilead Capital GP LLC.

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Schedule B

Press Release

CPSI Appoints Jeffrey A. Strong to Board of Directors

Announces Agreement with Gilead Capital

MOBILE, Ala. — Feb. 27, 2019 — CPSI (NASDAQ: CPSI) (“CPSI” or the “Company”), a community healthcare solutions company, today announced that the Company has elected Jeffrey A. Strong, Managing Partner of Gilead Capital LP, as a Class I director of the Board of Directors (the “Board”), filling the vacancy resulting from John C. Johnson’s resignation from the Board in November 2018. As a Class I director, Mr. Strong’s term will expire at the 2021 Annual Meeting of Stockholders.

Mr. Strong’s appointment is part of an agreement with Gilead Capital LP and related entities (collectively, “Gilead”), under which Gilead has agreed to vote for all of CPSI’s director nominees and to other voting and standstill provisions. These restrictions apply until thirty (30) days prior to the deadline for the submission of stockholder nominations for directors at the Company’s 2021 Annual Meeting of Stockholders.

In addition, CPSI has appointed Glenn P. Tobin, a current director, as the independent Chairperson of the Board effective at the Company’s 2019 Annual Meeting of Stockholders, succeeding David A. Dye, Chairman and Chief Growth Officer of CPSI, who will remain on the Board. CPSI will also further refresh the Board with a new independent director, who is mutually agreeable with Gilead, before the Company’s 2020 Annual Meeting of Stockholders.

Mr. Dye said, “We welcome Jeffrey as a new director and look forward to working together. CPSI’s Board regularly takes steps to refresh and strengthen the composition of its Board, and we are pleased to add Jeffrey’s extensive expertise as we continue to execute our strategy of evolving CPSI from a market-leading provider of software to the leading provider of software and services to the communities we serve.”

Mr. Strong added, “Gilead appreciates the constructive dialogue we have had with the Board and management about CPSI’s strategy and unique customer value proposition. CPSI has significant opportunities to create shareholder value and continue to elevate performance. I look forward to joining the Board and working with the existing directors to realize CPSI’s full potential.”

The complete agreement between CPSI and Gilead will be included as an exhibit to the Company’s Current Report on Form 8-K, which will be filed with the Securities and Exchange Commission (“SEC”).

Jeffrey A. Strong Biography

Jeffrey A. Strong is the Chief Investment Officer, Managing Partner, and Co-Founder of Gilead Capital LP. Prior to Gilead, Mr. Strong was a Partner and Senior Analyst at QVT Financial LP, a multi-strategy hedge fund, where he specialized in active ownership investments and other global special situations. Before QVT, Mr. Strong served as an Analyst at Shenkman Capital Management, focusing on high-yield bond investments in the healthcare, chemical, and telecom industries. Mr. Strong has served on the Nominating Committee of Fornebu Utvikling ASA, on the boards of Landauer, Inc. and Treveria plc, and on the board of TPC Group Inc., where he was also Chairman of the Compensation and the Nominating and Governance Committees. He has an M.B.A. from the College of William & Mary, a B.S. from the University of Missouri, and is a CFA® charterholder.

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Glenn P. Tobin Biography

Glenn P. Tobin was elected as a director of CPSI on November 9, 2017. Mr. Tobin served as Senior Vice President—Accountable Care Solutions of The Advisory Board Company, a research, technology and consulting firm serving the healthcare and education industries, beginning in 2012. Mr. Tobin then served as the Chief Executive Officer of Crimson, The Advisory Board Company’s health analytics division, until his retirement in early 2017. Mr. Tobin also served as the Chief Operating Officer of CodeRyte, Inc. from 2010 to 2012 and held various executive positions within Cerner Corporation from 1988 to 2004. Additionally, he was a General Manager for Corporate Executive Board and was a consultant for McKinsey and Company.

About CPSI

CPSI is a leading provider of healthcare solutions and services for community hospitals, their clinics and post-acute care facilities. Founded in 1979, CPSI is the parent of three companies – Evident, LLC, American HealthTech, Inc. and TruBridge, LLC. Our combined companies are focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions for community hospitals and their affiliated clinics. American HealthTech is one of the nation’s largest providers of EHR solutions and services for post-acute care facilities. TruBridge focuses on providing business, consulting and managed IT services, along with its complete RCM solution for all care settings. For more information, visit www.cpsi.com.

About Gilead Capital LP

Gilead Capital LP is an investment adviser focused on long-term investments in high-quality public small-cap companies in North America, Europe and Australia. Gilead pursues a Leadership Investing strategy, supporting its portfolio companies by constructively engaging with management teams and boards of directors to elevate governance and enhance long-term value for the benefit of all shareholders.

Forward-Looking Statements

Information in this release may involve plans, intentions, expectations, strategies, outlooks, beliefs or other statements regarding the future, including statements regarding the Company’s business strategy and cost-reduction efforts, which are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management’s present plans, intentions, hopes or strategies regarding the future and involve risks and uncertainties that could cause actual events or developments to be materially different from those indicated in such forward-looking statements. Such risks and uncertainties include, but are not limited to, risks and uncertainties that are contained in the Company’s most recently filed Form 10-K, as well as the Company’s quarterly and current reports filed on Form 10-Q and Form 8-K from time to time with the Securities and Exchange Commission. All information included in this release is based upon information available to CPSI as of the date of the release, and the Company assumes no obligation to update any such forward-looking statements.

Contacts

CPSI

Tracey Schroeder, 251-639-8100

Chief Marketing Officer

Tracey.Schroeder@cpsi.com

Kekst CNC

Ross Lovern, 212-521-4866

Principal

Ross.Lovern@kekstcnc.com

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